Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our reports, dated February 14, 2007, relating to the proved oil and gas reserves of ATP Oil & Gas Corporation (the “Company”) as of December 31, 2006, to the information derived from such reports and to the reference to this firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company and in the prospectus to which the registration statement relates.

/s/ Graeme Simpson

Name: Graeme Simpson

Title: Director

RPS Energy

14 November 2007